Exhibit 99.1

Finisar Announces Departure of Chief Executive Officer

SUNNYVALE, Calif.—August 5, 2019—Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced that its Chief Executive Officer, Michael Hurlston, has informed the Board of Directors of his intention to resign his position with the company to pursue another opportunity. The Board of Directors has accepted Mr. Hurlston’s resignation and it will be effective immediately. Mr. Hurlston was not expected to remain with the company following the completion of the pending acquisition of Finisar by II-VI Incorporated.

The Board of Directors has appointed Chief Operating Officer Todd Swanson and Executive Vice President of Global Operations Joseph Young, to a newly formed Interim Office of the Chief Executive.

“Todd and Joe have each been with the company for well over a decade and have been critical to growth and development of Finisar into the leading company it is today,” stated Robert Stephens, Chairman of the Board of Finisar. “We have confidence in their leadership as they guide the company toward completion of the II-VI acquisition while continuing to build on Finisar’s strong product portfolio.”

Finisar’s acquisition by II-VI remains under review by the State Administration for Market Regulation of the People’s Republic of China (“SAMR”).  SAMR’s review of the transaction is currently in Phase III, which ends on August 17, 2019.  Finisar will make a subsequent announcement either when SAMR approves the transaction, or if Phase III expires and II-VI re-files its clearance application in order to provide additional time for SAMR to review the transaction.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics and automotive companies.  Founded in 1988, Finisar designs products that meet the increasing demands for network bandwidth, data storage and 3D sensing subsystems. The company is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. Visit our website at www.finisar.com.

Investor Contact:

Kurt Adzema

Chief Financial Officer

408-542-5050

Investor.relations@finisar.com